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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549


                                    FORM 8-K




                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) July 27, 2000
                                                 -------------

                                      UICI
             (Exact name of registrant as specified in its charter)

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
                  Delaware                                        0-14320                  75-2044750
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(State or other jurisdiction of incorporation               (Commission File              (IRS Employer
              or organization)                                   Number)                Identification No.)


4001 McEwen Drive, Suite 200, Dallas, Texas                                                   75244
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  (Address of principal executive offices)                                              (Zip Code)
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Registrant's telephone number, including area code:  (972) 392-6700
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                                 Not Applicable
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          (Former name or former address, if changed since last report)


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Item 5. OTHER EVENTS

                  On August 2, 2000, UICI ("UICI" or the "Company") announced that it had completed several recently-announced transactions, including the funding of all cash and collateral requirements of the United Credit National Bank Capital Plan, the sale of its National Motor Club unit and a restructuring of $70.0 million of indebtedness owing to a lender affiliated with Ronald L. Jensen (the Company's Chairman).

                  FUNDING OF UCNB CAPITAL PLAN

                  On July 27, 2000, UICI completed the funding of all cash contribution obligations and met all collateral deposit requirements of the United Credit National Bank ("UCNB") Capital Plan, which was previously approved by the OCC on June 29 and memorialized in separate Consent Orders issued by the OCC against UICI, United CreditServ, Inc. and UCNB. Since UICI first announced losses at its United CreditServ unit in December 1999, UICI through United CreditServ has contributed to UCNB as capital an aggregate of $176.6 million in cash, including the additional cash in the amount of $50.0 million contributed as contemplated by the Capital Plan. UICI has funded these cash contributions with the proceeds of sale of investment securities, a borrowing from a third party in the amount of $24.0 million funded in July 2000, approved sales of assets to its regulated insurance company subsidiaries completed in July 2000 generating cash proceeds in the amount of approximately $43.0 million, a regular dividend from The Chesapeake Life Insurance Company (one of its regulated insurance company subsidiaries) paid in July 2000, the cash proceeds of the sale of its National Motor Club unit completed in July 2000, and cash on hand.

                  SALE OF NATIONAL MOTOR CLUB

                  On July 27, 2000 UICI completed the sale to an investor group consisting of Jensen family members (including Mr. Jensen) of its 97% interest in NMC Holdings, Inc. (the parent of National Motor Club of America, Inc.) for a purchase price of $56.8 million, representing 97% of the value of NMC as determined by independent appraisal.

                  The purchase price was paid at closing in cash in the amount of $21.8 million and by delivery of a promissory note issued by the investor group in the principal amount of $35.0 million. The promissory note is an unsecured, full recourse obligation of the investor group and is unconditionally guaranteed by Mr. Jensen. The note bears interest at the per annum rate of prime fluctuating from time to time, with three equal installments of principal in the amount of $11.667 million due on October 1, November 1 and December 1, 2000, respectively. In accordance with the terms of the UCNB Capital Plan and Consent Orders, the Company has pledged the promissory note to UCNB to secure, in part, the Company's obligations under the Capital Plan.

                  During 1999 and 1998, UICI's National Motor Club unit generated pre-tax operating income in the amount of $3.2 million and $5.1 million, respectively.

                  DEBT RESTRUCTURING

                  On July 27, 2000, the Company and LM Finance, LLC (a company controlled by Mr. Jensen) completed the restructuring of the terms of $70.0 million of indebtedness owing by the Company to LM Finance. Giving effect to the restructuring, LM Finance holds indebtedness in the aggregate principal amount of $70.0 million owing by the Company, which indebtedness consists of a $32.0 million unsecured tranche and a $38.0 million tranche secured by a pledge of


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         100% of the capital stock of Mid-West National Life Insurance Company of Tennessee. The unsecured tranche of the loan is mandatorily prepayable by the Company upon and to the extent of the Company's receipt of a tax refund currently expected to be paid in February 2001 in the amount of approximately $22.0 million. The loan matures on January 1, 2002, bears interest at the per annum rate of prime fluctuating from time to time, with interest accruing but not payable until the earlier to occur of full prepayment of the loan or January 1, 2002, and is mandatorily prepayable monthly to the extent of 1% of the outstanding principal balance of the loan.


Item 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
          AND EXHIBITS

Exhibit
Number                   Description of Exhibit
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99.1           Press release announcing completion of
               previously announced transactions


SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           UICI
                                           -----------------------
                                           (Registrant)

Date     August 3, 2000                 By   /s/ Gregory T. Mutz
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                                           Gregory T. Mutz
                                           President and Chief Executive Officer


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                                  EXHIBIT INDEX
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EXHIBIT
NUMBER                   DESCRIPTION OF EXHIBIT
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
99.1           Press release announcing completion of
               previously announced transactions
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